UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2018

BANC OF CALIFORNIA, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3 MacArthur Place, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 361-2262

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2018, the Boards of Directors (collectively, the “Boards”) of Banc of California, Inc. (the “Company”) and Bank of California, N.A., a wholly owned subsidiary of the Company (the “Bank”), upon the recommendation of the Joint Nominating and Corporate Governance Committee of the Boards, increased the size of each Board from eight directors to nine directors and appointed B. A. Fallon-Walsh as a director of the Company and the Bank, effective September 1, 2018. Ms. Fallon-Walsh’s initial term as a director of the Company will expire at the Company’s 2019 Annual Meeting of Stockholders. The committees of the Boards to which Ms. Fallon-Walsh has been named are the Joint Compensation and Human Capital Committee and the Joint Enterprise Risk Committee.

Ms. Fallon-Walsh has been a director of Alliance Bernstein since 2017 and MONY America since May 2012 and has more than 35 years of experience in banking and financial services. She has also served as a director of various other AXA companies including AXA Equitable and AXA Financial, and Paris-based AXA Investment Managers. From 1995 until her retirement in 2012, Ms. Fallon-Walsh was with The Vanguard Group, where she led High Net Worth Services, Core Investor Services, Institutional Marketing and Institutional Retirement Plan Services, among other leadership positions. Prior to joining Vanguard, she was an Executive Vice President with Bank of America and a predecessor company, Security Pacific Bank, in California. Her banking leadership roles included retail banking, strategic planning, marketing, product management and electronic delivery, and residential mortgage product development and secondary marketing.

Ms. Fallon-Walsh will generally be entitled to the same compensation arrangement as is provided to the other non-employee directors of the Company and the Bank. A description of this arrangement, except as noted in the next sentence, is set forth under the heading “Director Compensation—Current Components of Director Compensation, Effective July 11, 2017” in the Company’s definitive proxy statement filed on April 19, 2018 and is incorporated herein by reference. On August 8, 2018, the Boards approved and ratified that cash components of director compensation, which were previously paid in monthly installments, are now payable in quarterly installments, paid in advance of each quarter; provided that management is authorized to pay cash components in monthly installments on a case-by-case basis if the circumstances so warrant (for example, in the event a director’s anticipated service is less than a quarter).

Ms. Fallon-Walsh has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K and has no arrangement or understanding with any other person pursuant to which she was selected as a director.

Ms. Fallon-Walsh is expected to enter into the same form of indemnification agreement with the Company as the Company’s other directors and certain of the Company’s officers, which agreement supplements the indemnification provisions of the Company’s charter by contractually obligating the Company to indemnify, and to advance expenses to, such persons to the fullest extent permitted by applicable law.

A copy of the press release issued by the Company announcing the appointment of Ms. Fallon-Walsh as a director is attached to this report as Exhibit 99.1 and is incorporated by reference.

Item 7.01	Regulation FD Disclosure

Banc of California, Inc. (the “Company”) will be participating at the Raymond James Bank Conference in Chicago, Illinois on Wednesday, September 5, 2018. The Company’s President and Chief Executive Officer, Doug Bowers is scheduled to present at approximately 10:35 AM CT. A copy of the presentation materials containing information that may be provided to persons attending the Conference was included as Exhibit 99.2 to the Current Report on Form 8-K furnished by the Company on August 23, 2018.

In accordance with General Instruction B.2 of Form 8-K, the information contained in Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Banc of California, Inc. Press Release announcing appointment of B. A. Fallon-Walsh dated September 4, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

September 4, 2018	/s/ Angelee J. Harris
Angelee J. Harris
Executive Vice President and General Counsel

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